Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Bemis Company Inc. of our report dated June 19, 2009 relating to the combined financial statements of Rio Tinto Alcan Packaging — Food Americas, a component of Rio Tinto Alcan Inc., which appear in Bemis Company Inc.’s current report on Form 8-K dated July 20, 2009. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report date June 19, 2009 related to the combined financial statements of Alcan Packaging — Food Americas, a component of Alcan Inc., which appear in Bemis Company Inc.’s current report on Form 8-K dated July 20, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement and related Prospectus dated July 20, 2009 of Bemis Company, Inc.

/s/ PricewaterhouseCoopers LLP
Montreal, Canada

July 20, 2009